CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Fidelity Court Street Trust: Spartan New Jersey Municipal Income Fund, of our report dated January 5, 1998 on the financial statements and financial highlights included in the November 30, 1997 Annual Report to Shareholders of Spartan New Jersey Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
January 6, 1998